THE GAP, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN


     THE GAP, INC. (the "Company") hereby establishes The Gap, Inc. Executive Deferred Compensation Plan, effective January 1, 1994, for the benefit of a select group of management and highly compensated employees of the Company and its participating Affiliates, in order to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

SECTION 1
DEFINITIONS

     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
     1.1 "Affiliate" shall mean a corporation, trade or business which is, together with the Company, a member of a controlled group of corporations or an affiliated service group or under common control within the meaning of section 414(b), (c), (m) or (o) of the Code.
     1.2 "Board" shall mean the Board of Directors of the Company, as from time to time constituted.
     1.3 "Bonus" shall mean an award of cash payable to an Employee in April of any fiscal year which is contingent upon the degree of the Employee's achievement of performance goals established by the Employer for the preceding fiscal year.
     1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
     1.5 "Committee" shall mean the Retirement Committee appointed pursuant to GapShare, the qualified profit sharing plan maintained by the Company.
     1.6  "Company" shall mean The Gap, Inc.
     1.7 "Deferral Contributions" shall mean the amounts credited to Participants' Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1. A Participant's Deferral Contributions shall include his or her Bonus Deferral Contributions and Salary Deferral Contributions, as described in Section 3.1.
     1.8 "Eligible Employee" shall mean an Employee of an Employer who is employed at the level of "director" or higher and who has a Salary greater than 150% of the Social Security taxable wage base. Eligible Employee shall not include any Employee who is employed in a foreign country, unless he or she has been temporarily transferred to employment with an Employer in a foreign country and is a citizen or resident alien of the United States at the time of the transfer. An Employee's eligibility for any Plan Year shall be determined as of November 1 of the preceding Plan Year, based on the Employee's position and salary and on the taxable wage base in effect on that date; provided, however, that in the case of an Employee who first satisfies the conditions for being an Eligible Employee on or before June 1 of any Plan Year, eligibility shall be determined as of that June 1.

If a Participant ceases to be an Eligible Employee, no further Deferral Contributions shall be made to the Plan on his or her behalf unless he or she is again determined to be an Eligible Employee, but the balance credited to his or her Account shall continue to be credited with earnings under the terms of the Plan, and shall be distributed to him or her at the time and in the manner set forth in Section 5.
     1.9 "Employee" shall mean an individual who is employed by one of the Employers as a common-law employee.
     1.10 "Employer" shall mean the Company and each participating Affiliates. At such times and under such conditions as the Board may direct, one or more other Affiliates may become participating Affiliates or a participating Affiliate may be withdrawn from the Plan.
     1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
     1.12 "Participant" shall mean an Eligible Employee who has become a Participant in the Plan pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.3.
     1.13 "Participant's Account" or "Account" means as to any Participant the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan. Each Participant's Account shall comprise one or both of the following separate subaccounts:
          1.13.1 "Bonus Deferral Account" shall be the subaccount maintained to record the Bonus Deferral Contributions made by the Participant, and the earnings relating thereto. To the extent necessary to reflect a Participant's distribution elections, a separate Bonus Deferral Account may be maintained with respect to amounts credited to the Participant's Bonus Deferral Account for any Plan Year.
          1.13.2 "Salary Deferral Account" shall be the subaccount maintained to record the Salary Deferral Contributions made by the Participant, and the earnings relating thereto. To the extent necessary to reflect a Participant's distribution elections, a separate Salary Deferral Account may be maintained with respect to the amounts credited to the Participant's Salary Deferral Account for any Plan Year.
     1.14 "Plan" shall mean The Gap, Inc. Executive Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
     1.15 "Retirement" shall mean a Participant's termination of employment with all Employers and all Affiliates at or after age 50.
     1.16 "Salary" shall mean a Participant's basic yearly salary, excluding bonuses and taxable and nontaxable fringe benefits; provided, however, that Salary shall include Salary Deferral Contributions and all amounts contributed by an Employer pursuant to a salary reduction agreement which are not includable in the Employee's gross income under sections 125, 402(a)(8),or 402(b) of the Code.
     1.17 "Termination Date" shall mean a Participant's termination of employment with all Employers and Affiliates.

SECTION 2
PARTICIPATION

     2.1 Participation. Each Eligible Employee's decision to become a Participant shall be entirely voluntary.
     2.2 Elections. An Eligible Employee may elect to become a Participant (or to reinstate active participation) in this Plan by electing to make Deferral Contributions under the Plan.
          2.2.1 Salary Deferral Elections. An Eligible Employee may elect to make Salary Deferral Contributions for any Plan Year no later than December 31 of the preceding Plan Year. An Employee who first is determined to be an Eligible Employee as of June 1 of any Plan Year may elect before June 30 of that Plan Year to make Salary Deferral Contributions with respect to Salary paid on and after July 1 of that Plan Year. An election to make Salary Deferral Contributions shall be effective only for the Plan Year with respect to which the election is made, and shall be irrevocable as to amounts deferred as of the effective date of any suspension pursuant to Section 2.2.3.
          2.2.2 Bonus Deferral Elections. An Eligible Employee may elect to make Bonus Deferral Contributions with respect to his or her bonus payable on April 1 of any Plan Year no later than June 30 of the preceding Plan Year. An election to make Bonus Deferral Contributions shall be irrevocable.
          2.2.3 Election to Suspend Contributions. A Participant may elect, during a Plan Year for which he or she has elected Salary Deferral Contributions, to suspend such contributions for the remainder of that Plan Year. A Participant who has elected to suspend contributions during a Plan Year may not elect further Salary Deferral Contributions during that Plan Year.
          2.2.4 Method of Elections. All elections of Deferral Contributions shall be made in writing at the times and in the manner prescribed by the Committee from time to time.
     2.3 Termination of Participation. An Employee who has become a Participant shall remain a Participant until his or her entire Account balance is distributed. However, an Employee who has become a Participant may or may not be an active Participant, depending upon whether he or she is an Eligible Employee and has elected to make Deferral Contributions for such Plan Year.

SECTION 3
DEFERRAL CONTRIBUTIONS

     3.1 Amount of Contributions. At the times and in the manner prescribed in Section 2.2, each Eligible Employee may elect to defer up to 75% of his or her Salary and up to 100% of his or her Bonus for a Plan Year and to have the amounts of such deferrals credited on the books of the Company to his or her Account under the Plan. In the case of a an Eligible Employee who becomes a Participant on July 1 of any Plan Year, his or her Salary Deferral Contributions shall be effective only with respect to payments of Salary and Bonuses after such date.
     3.2 Crediting of Deferral Contributions. The amounts deferred pursuant to Section 3.1 shall be credited to the Participant's Account as of the last day of the month in which the amount would otherwise have been paid to the Participant.

     3.3 Deemed Investment Return. Before the beginning of each Plan Year, the Board shall specify a "Deemed Earnings Rate," which shall, at a minimum, be equal to the one-year U.S. Treasury bill interest rate in effect for Treasury bills issued on October 1 of the preceding year, plus 3 percentage points. For each Plan Year, there shall be credited to each Participant's Account an amount equal to the interest, compounded monthly, that would have been paid had the Account been deposited in a savings account paying interest at the Deemed Earnings Rate applicable to that Plan Year.

SECTION 4
ACCOUNTING

     4.1 Participants' Accounts. At the direction of the Committee, there shall be established and maintained for each Participant:
          (a) A Salary Deferral Account to which shall be credited all Salary Deferral Contributions made by the Participant; and
          (b) A Bonus Deferral Account to which shall be credited all Bonus Deferral Contributions made by the Participant.
To the extent necessary to reflect a Participant's distribution elections, the Committee may direct the establishment of a separate Salary Deferral and/or Bonus Account with respect to amounts credited to a Participant's Account for any Plan Year. Each Participant's Account shall also be credited at the end of each month with deemed earnings in accordance with
Section 3.3. No funds shall be set aside or earmarked for a Participant's Account, which shall be purely a bookkeeping device.
     4.2 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants' Accounts shall be determined by the Committee and may be revised by the Committee from time to time.
     4.3 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5
DISTRIBUTIONS

     5.1 Salary Deferral Account. Distribution of a Participant's Salary Deferral Account shall be made only after his or her Termination Date. Except as provided in Section 5.3, such distribution shall be made in a lump sum as soon as practicable following that Termination Date. For purposes of such distribution the value of the Participant's Salary Deferral Account shall be determined as of the last day of the month following the Termination Date.
     5.2 Bonus Deferral Account. Except as provided in Section 5.3, a Participant's Bonus Deferral Account shall be distributed in a lump sum as soon as practicable following his or her Termination Date, unless the Participant has elected an earlier in-service distribution date or dates for all or a portion of such Account.
          5.2.1 In-Service Distribution Election. A Participant's election of an in-service distribution date must be made at the time of his or her Bonus Deferral Contribution election for a Plan Year, shall apply only to amounts deferred pursuant to that election and shall be irrevocable. An in-service distribution date with respect to a Bonus Deferral Contribution may not be earlier than the Plan Year following the year in which the bonus would have been paid absent the deferral.
          5.2.2 In-Service Distribution Payments. Payments made pursuant to an in-service distribution election shall be made on or before the last working day of April of the Plan Year in which such payment was elected to be made. For purposes of such payment the value of the Participant's Bonus Deferral Account shall be determined as of the December 31 preceding the date of distribution.
     5.3 Retirement Installment Distributions. A Participant may elect to receive payments from his or her Account that are made after his or her Retirement in annual installments for 5, 10 or 15 years.
          5.3.1 Installment Elections. A Participant's election of installment distributions must be made at the time of his or her Salary and/or Bonus Deferral Contribution election for a Plan Year and shall apply only to amounts deferred with respect to that Plan Year. No such election shall be effective if the Participant's Termination Date occurs before he or she attains age 50, or if the value of the Participant's Account is less than $5,000 as of the last day of the month following his or her Termination Date.
          5.3.2 Installment Payments. The first installment payment shall be made as soon as practicable following the Participant's Retirement date and succeeding payments shall be made on or before the last working day of April in each succeeding year. In no case, however, shall a Participant receive more than one installment payment in any calendar year.

The amount to be distributed in each installment payment shall be determined by dividing the value of the Account as of the Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made. The "Valuation Date" shall be: (a) for the first installment distribution, the last day of the month immediately preceding the distribution date; and (b) for all succeeding distributions, the December 31 immediately preceding each distribution date.
     5.4 Death Distributions. If a Participant dies before the entire balance of his or her Account has been distributed, the remaining balance of the Participant's Account shall be distributed to his or her beneficiary in a lump sum as soon as practicable.
     5.5 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor, or if the Committee determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction. If no guardian, committee or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent's spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Committee from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of the Employers with respect to any benefit so paid.
     5.6 Beneficiary Designations. Each Participant may designate, in a signed writing delivered to the Committee on such form as it may prescribe, one or more beneficiaries to receive any distribution which may become payable as the result of the Participant's death.
     5.7 Undistributable Accounts. Each Participant and (in the event of death) his or her beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or beneficiary to whom a Participant's Account is payable under this
Section 5, the Participant's Account shall be frozen as of the date on which distribution would have been completed in accordance with this
Section 5, and no further earnings be credited thereto. If a Participant whose Account was frozen (or his or her beneficiary) files a claim for distribution of the Account within 7 years after the date that it was frozen, and if the Committee determines that such claim is valid, then the frozen balance shall be paid by the Company in a lump sum cash payment as soon as practicable thereafter.
     5.8 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

SECTION 6
ADMINISTRATION OF THE PLAN

     6.1 Plan Administrator. The Committee is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Board, who may remove any member of the Committee at any time and may fill any vacancy that exists.
     6.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.
     6.3 Powers of Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:
          (a) To interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan;
          (b) To determine all considerations affecting the eligibility of any Employee to become a Participant or remain a Participant in the Plan;
          (c) To cause one or more separate Accounts to be maintained for each Participant;
          (d) To cause Deferral Contributions to be credited to Participants' Accounts;
          (e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.2;
          (f) To determine the manner and form in which any distribution is to be made under the Plan;
          (g) To determine the status and rights of Participants and their spouses, beneficiaries or estates;
          (h) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;
          (i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;
          (j) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;
          (j) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims; and
          (l) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.
     6.4 Decisions of Committee. All decisions of the Committee, and any action taken by it in respect of the Plan and within the powers granted to it under the Plan, shall be conclusive and binding on all persons.
     6.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.
     6.6 Eligibility to Participate. No member of the Committee who is also an Employee shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.
     6.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 7
FUNDING

     7.1 Unfunded Plan. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Although the Company may choose to invest a portion of its general assets for purposes of enabling it to make payments under the Plan, nothing contained in the Plan shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

SECTION 8
MODIFICATION OR TERMINATION OF PLAN

     8.1 Employers' Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. Complete discontinuance of all Deferral Contributions shall be deemed a termination of the Plan.
     8.2 Right to Amend or Terminate. The Board reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever. Any alteration, amendment or termination shall take effect upon the date indicated in the document embodying such alteration, amendment or termination, provided that no such alteration or amendment shall divest any amount already credited to a Participant's Account under the Plan. The Company may (but shall have no obligation to) seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of participation in the Plan. If such private letter ruling is sought, the Committee shall have the right to adopt such amendments to the Plan (whether retroactive or prospective) that the Internal Revenue Service may require as a condition to the issuance of such ruling.
     8.3 Effect of Termination. If the Plan is terminated, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants' Accounts as of any earlier date.

SECTION 9
GENERAL PROVISIONS

     9.1 Inalienability. In no event may either a Participant, a former Participant or his or her spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.
     9.2 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.
     9.3 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Deferral Contributions nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Employee at any time.
     9.4 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.
     9.5 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California.
     9.6 Severability. If any provision of the Plan is held invalid and unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.
     9.7 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

     THE GAP, INC.

     (seal)


Dated:       NOVEMBER 5, 1993      By:    \s\ Sheila Peters
                                   Title:  Senior Director Human Resources